EXHIBIT 10.2

SAVE THE WORLD AIR, INC. (the “Company”)
NOTICE (“Notice”) OF STOCK OPTION GRANT

Grantee’s Name and Address:	Cecil Bond Kyte 735 State Street, Suite 500 Santa Barbara, CA 93101

Grantee herewith is granted an option (the “Option”) to purchase Shares of Common Stock of the Company, subject to the terms and conditions of this Notice, the Employment Agreement between you and the Company, dated January 30, 2009, as amended by Amendment dated and effective January 30, 2011 (collectively, the “Employment Agreement”) and the Stock Option Grant (the “Grant”) and Exercise Notice attached hereto, as follows:

Effective Date of Grant:	January 30, 2011.

Vesting Commencement Date:	January 30, 2011.

Exercise Price per Share:	$0.25.

Total Number of Shares Subject to the Option (the “Shares”):	17,600,000.

Total Exercise Price:	$4,400,000.00.

Type of Option:	Non-Qualified. Neither the Option nor the underlying Shares shall be registered with the Securities and Exchange Commission, and the Option and Shares shall constitute “restricted” securities.

Expiration Date:	January 29, 2021.

Exercise Term:	Ten (10) years from the Effective Date of Grant.

Vesting Schedule:
Subject to Grantee’s continued employment with the Company pursuant to the terms and conditions of the Employment Agreement and other limitations set forth in the attached Grant, the Option may be exercised within the Exercise Term, in whole or in part, in accordance with the following five (5) year vesting schedule:

Twenty percent (20%) of the Shares subject to the Option shall vest twelve (12) months after the Vesting Commencement Date, and thereafter twenty percent (20%) of the Shares subject to the Option shall vest on each yearly anniversary of the Vesting Commencement Date.  Notwithstanding the foregoing, all unvested Options shall automatically vest on the effective date of a Change of Control, as defined in the Employment Agreement, or in the event the Company achieves net profit of no less than $20,000,000, computed in accordance with generally accepted accounting principles, on a cumulative basis during the five (5) year vesting period.  Additionally, notwithstanding any provisions to the contrary in the Employment Agreement, if Grantee’s employment relationship with the Company is terminated for any reason, except for a Change of Control, all unvested Options shall terminate and be of no force or effect.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice, effective as of the Effective Date of Grant, and agree that the Option is to be governed by the terms and conditions of this Notice, the Employment Agreement, the Stock Option Grant and Exercise Notice, attached hereto.

SAVE THE WORLD AIR, INC., a Nevada corporation

By:	/s/ Eugene E. Eichler
Eugene E. Eichler, Chief Financial Officer 735 State Street, Suite 500 Santa Barbara, CA 93101

/s/ Cecil Bond Kyte
Cecil Bond Kyte 735 State Street, Suite 500 Santa Barbara, CA 93101